Exhibit 99.1

UNILIFE CORPORATION

ARBN 141 042 757

Appendix 4E – Preliminary Final Report

Year Ended 30 June 2013

Results for Announcement to the Market

UNILIFE CORPORATION HIGHLIGHTS

Results for Announcement to the Market

				Year Ended 30 June 2013	Year Ended 30 June 2012
				(US$, in thousands)
Revenues from ordinary activities	Down	50%	to	2,743	5,519
Profit (loss) from ordinary activities after tax attributable to members	Up	21%	to	(63,198)	(52,302)
Net profit (loss) for the period attributable to members	Up	21%	to	(63,198)	(52,302)

Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend		N/A

Results of Operations

Revenues decreased from US$5.5 million during the year ended 30 June 2012 to US$2.7 million during the year ended 30 June 2013. During the year ended 30 June 2012, the Company recognized revenue of $1.4 million related to the clinical development and supply of a novel device for targeted organ delivery and $1.4 million related to the achievement of the final milestone under the industrialization agreement with Sanofi.

Net loss increased from US$52.3 million during the year ended 30 June 2012 to US$63.2 million during the year ended 30 June 2013. The increase in the net loss was attributable to the decline in revenues as well as an increase in share-based compensation expense included in selling, general and administrative expenses and as well as an increase in depreciation and amortization expense.

Review of Activities for Fiscal Year 2013

Fiscal year 2013 saw Unilife Corporation (“Unilife” or “the Company” continue to build shareholder value by investing in the expansion of its proprietary device portfolio, operational capabilities, human expertise and commercial relationships. In fiscal year 2014, the Company has now entered a period of rapid growth where it expects to formalize an incremental series of contracts with a large and growing number of pharmaceutical customers that will generate upfront cash and recurring revenue.

Research and Development

Throughout fiscal year 2013, Unilife has continued to invest strongly in research and development (“R&D”) to develop and enhance proprietary technologies and related processes that address unmet or emerging market needs for injectable drug delivery. The Company directed approximately half of total cash operating expenses towards R&D. This represents a doubling of Unilife’s commitment to R&D since fiscal year 2010.

Unilife’s investments in R&D have resulted in a significant expansion of its intellectual property portfolio. As of July 2013, Unilife had almost 100 granted patents worldwide representing a 60% increase from the previous fiscal year. New patent applications also doubled during the 2013 fiscal year and are expected to do so again in fiscal year 2014.

Product Platforms

In response to unmet customer needs and emerging market trends, Unilife has established what it considers to be the most extensive, differentiated and customizable portfolios of injectable drug delivery systems in the industry. During fiscal year 2013, the Company made investments across all of its technology platforms that resulted in the creation of additional product configurations, intellectual property, customization options or production capabilities.

Unifill® Prefilled Syringes

Unilife has developed an extensive platform of ready-to-fill (“prefilled”) syringes under its Unifill® brand to accommodate the delivery needs of prefilled biologics, drugs and vaccines. Proprietary features available within the Unifill platform include automatic, user-controlled and fully integrated needle retraction. In addition to the Unifill® syringe and the Unifill Select™, Unilife began to market to customers other product configurations, including the Unifill Assure™, with an extended, easy-to-grip finger flange and a widened thumb press for the intuitive self-injection of biologics by patients with reduced dexterity. Unilife manufactured and supplied Unifill products to multiple pharmaceutical customers during the fiscal year to support various activities including stability studies and human factor (user) studies. These activities are expected to result in customization and supply contracts being secured with various pharmaceutical companies seeking to use Unifill syringes with target drugs.

EZMix™ Dual Chamber Syringes

Unilife has developed a range of dual or multi-chamber syringes to enable and enhance the delivery of injectable therapies requiring the reconstitution or mixing of liquid or dry drug combinations at the point of delivery. Proprietary features within the platform include one-step orientation-free, ventless reconstitution and automatic, user-controlled and fully integrated needle retraction. Product configurations include the EZMix™ syringe with fixed retracting needles and the EZMix Select™ with attachable retracting needles. Unilife manufactured and supplied EZMix devices to multiple pharmaceutical customers during fiscal year 2013 to support user studies and other activities. These activities are expected to result in additional customization and supply contracts being secured with pharmaceutical companies seeking to use Unilife’s EZMix products with target drugs.

Auto-Injectors

Unilife has developed an extensive platform of single use and reusable auto-injectors to support pharmaceutical requirements for patient self-injection. The RITA™ disposable auto-injector features a sleek, ergonomic design, intuitive steps of use and true end-of-dose indicators. The LISA™ smart (electromechanical) reusable auto-injector enables users to pre-select the speed and depth of an injection and permits needle-free disposal of a used syringe. Unilife manufactured and supplied customized variants of its LISA and RITA devices to multiple pharmaceutical customers during the fiscal year to support user studies and other activities. These activities are expected to result in customization and supply contracts being secured with pharmaceutical companies seeking to use Unilife’s auto-injectors with target drugs.

Wearable Injectors

Unilife has developed an extensive platform of wearable, disposable injectors for the patient self-injection of long-duration or large dose volume therapies. Unilife’s wearable injectors are programmable to control the speed, duration and rate of dose delivery. Proprietary features include no requirement for the terminal sterilization of an assembled device, the use of standard filling processes and materials, an on-body safety lock to avoid premature activation, and the automatic insertion of a flexible catheter for patient comfort. Unilife supplied customized variants of its wearable injectors to multiple pharmaceutical customers during the fiscal year to support user studies and other activities. These activities are expected to result in customization and supply contracts with a number of pharmaceutical companies for the use of Unilife’s wearable injectors with target drugs.

Ocular Delivery Systems

Unilife has developed a number of innovative technologies to enable and enhance the localized or targeted delivery of drugs to the eye including:

•	The Ocu-ject™ delivers microliter sized doses of a drug to the eye at a level of precision not possible with conventional syringes.

•	The Depot-ject™ allows for the precise placement of a drug depot into the vitreous of the eye using a standard technique.

Unilife developed and supplied customized variants of its ocular delivery systems to multiple pharmaceutical customers during the fiscal year to support user studies and other activities. These activities are expected to result in customization and supply contracts being secured with pharmaceutical companies seeking to use Unilife’s ocular delivery systems with target drugs.

Novel Devices

An increasing proportion of injectable drugs in clinical or pre-clinical development require novel delivery systems to enable their transition from the bench-top to the clinic and onto regulatory approval and commercial success. There are also instances where conventional device solutions have been imposed on approved therapies, potentially resulting in harmful or sub-optimal outcomes to the patient. These unmet and emerging needs create significant opportunities for the development of specialized delivery systems that can enable or enhance the delivery of novel drugs. Unilife is developing a number of proprietary technologies, including the Micro-ject™, for the delivery of microliter sized doses to the body at levels of precision not possible with conventional syringes, and a novel device for targeted organ delivery. Many of these activities are expected to result in agreements with pharmaceutical companies for the use of Unilife devices in human clinical drug trials.

Commercial Development

Unilife has a large and growing base of pharmaceutical and biotechnology customers in its commercial pipeline. Many of these pharmaceutical companies are seeking access to multiple devices from Unilife’s portfolio of platform technologies. Many are also targeting Unilife devices for use with more than one target injectable therapy.

Unilife began to formalize and advance many of these customer partnerships and device programs during fiscal year 2013. Additional supply contracts and other agreements are expected to be finalized during fiscal year 2014. This includes a long-term commercial supply agreement for the Unifill syringe which remains in the formal process of being signed by a global pharmaceutical company. Other agreements expected to be announced progressively during fiscal year 2014 relate to the Company’s Unifill syringes, EZMix dual-chamber syringes, auto-injectors, wearable injectors, ocular delivery systems and novel devices. Many of these programs are expected to generate upfront and recurring revenue during fiscal year 2014.

Consolidated Statements of Financial Performance

(US$, in thousands, except per share data)

	Year Ended 30 June
	2013	2012
Revenues:
Industrialization and development fees	$—	$2,820
Licensing fees	2,623	2,638
Products sales and other	120	61

Total revenues	2,743	5,519
Cost of product sales	128	584

Gross profit	2,615	4,935

Operating expenses:
Research and development	21,749	23,137
Selling, general and administrative	32,437	27,685
Depreciation and amortization	9,487	4,582

Total operating expenses	63,673	55,404

Operating loss	(61,058)	(50,469)
Interest expense	2,392	2,120
Interest income	(54)	(124)
Other income	(198)	(163)

Net loss	(63,198)	(52,302)
Other comprehensive loss:
Foreign currency translation	978	340

Comprehensive loss	$(64,176)	$(52,642)

Net loss per share:
Basic and diluted net loss per share	$(0.78)	$(0.78)

Consolidated Statements of Financial Position

(US$, in thousands, except share data)

	30 June
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$5,736	$11,410
Restricted cash	2,400	2,400
Accounts receivable	654	1,042
Inventories	71	212
Prepaid expenses and other current assets	409	676

Total current assets	9,270	15,740
Property, plant and equipment, net	46,106	52,514
Goodwill	11,498	12,734
Intangible assets, net	23	34
Other assets	1,504	1,286

Total assets	$68,401	$82,308

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,428	$2,399
Accrued expenses	2,444	2,209
Current portion of long-term debt	3,826	5,655
Deferred revenue	3,010	2,595

Total current liabilities	12,708	12,858
Long-term debt, less current portion	20,045	23,110
Deferred revenue	50	2,595

Total liabilities	32,803	38,563

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of 30 June 2013; none issued or outstanding as of 30 June 2013 and 2012	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of 30 June 2013; 95,602,558 and 75,849,439 shares issued, and 95,573,888 and 75,820,769 shares outstanding as of 30 June 2013 and 2012, respectively	956	758
Additional paid-in-capital	268,157	212,326
Accumulated deficit	(235,832)	(172,634)
Accumulated other comprehensive income	2,457	3,435
Treasury stock at cost, 28,670 shares as of 30 June 2013 and 2012	(140)	(140)

Total stockholders’ equity	35,598	43,745

Total liabilities and stockholders’ equity	$68,401	$82,308

Consolidated Statements of Changes in Equity

(US$, in thousands except share data)

	Common Stock		Additional- Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Total
	Shares	Amount
Balance as of 1 July 2011	63,924,403	$639	$169,590	$(120,332)	$3,775	$(100)	$53,572

Comprehensive loss:
Net loss	—	—	—	(52,302)	—	—	(52,302)
Foreign currency translation	—	—	—	—	(340)	—	(340)
Share-based compensation expense	3,007,127	30	7,856	—	—	—	7,886
Issuance of common stock from public offering, net of issuance costs	8,250,000	83	33,681	—	—	—	33,764
Issuance of common stock upon exercise of stock options	667,909	6	1,199	—	—	—	1,205
Purchase of treasury stock	—	—	—	—	—	(40)	(40)

Balance as of 30 June 2012	75,849,439	$758	$212,326	$(172,634)	$3,435	$(140)	$43,745

Comprehensive loss:
Net loss	—	—	—	(63,198)	—	—	(63,198)
Foreign currency translation	—	—	—	—	(978)	—	(978)
Share-based compensation expense	2,611,167	27	13,260	—	—	—	13,287
Issuance of common stock from public offerings, net of issuance costs	15,605,400	156	39,526	—	—	—	39,682
Proceeds from the exercise of warrant to purchase common stock	1,424,220	14	2,820	—	—	—	2,834
Issuance of common stock upon exercise of stock options	112,332	1	225	—	—	—	226

Balance as of 30 June 2013	95,602,558	$956	$268,157	$(235,832)	$2,457	$(140)	$35,598

Consolidated Statements of Cash Flow

(US$, in thousands)

	Year Ended 30 June
	2013	2012
Cash flows from operating activities:
Net loss	$(63,198)	$(52,302)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,435	4,582
Loss on disposal of property, plant and equipment	4,052	—
Share-based compensation expense	13,287	7,886
Recognition of deferred revenue	(2,623)	(2,638)
Changes in assets and liabilities:
Accounts receivable	388	(1,029)
Inventories	141	414
Prepaid expenses and other current assets	267	(295)
Other assets	(227)	(473)
Accounts payable	65	844
Accrued expenses	355	(206)
Deferred revenue	725	—

Net cash used in operating activities	(41,333)	(43,217)
Cash flows from investing activities:
Purchases of property, plant and equipment	(2,240)	(4,000)

Net cash used in investing activities	(2,240)	(4,000)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	9,885
Principal payments on long-term debt and capital lease agreements	(5,024)	(4,072)
Proceeds from the issuance of common stock and warrants, net of issuance costs	42,707	33,764
Proceeds from the exercise of options to purchase common stock	226	1,205
Purchase of treasury stock	—	(40)

Net cash provided by financing activities	37,909	40,742
Effect of exchange rate changes on cash	(10)	(25)

Net decrease in cash and cash equivalents	(5,674)	(6,500)
Cash and cash equivalents at beginning of year	11,410	17,910

Cash and cash equivalents at end of year	$5,736	$11,410

Supplemental disclosure of cash flow information
Cash paid for interest	$2,479	$2,036

Supplemental disclosure of non-cash activities
Purchases of property, plant and equipment in accounts payable and accrued expenses	$744	$12

Purchases of property, plant and equipment pursuant to capital lease agreements	$74	$320

Notes to the Consolidated Financial Statements

1.	Basis of the Preparation of the Preliminary Final Report

The preliminary final report has been prepared in accordance with the ASX Listing rule 4.3A and the disclosure requirements of ASX Appendix 4E.

The preliminary final report has been prepared in accordance with accounting principles generally accepted in the United States of America.

References to the “Company” include Unilife Corporation and its consolidated subsidiaries.

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

2.	The Board of Directors does not recommend that a dividend relating to the year ended 30 June 2013 be paid. As such, there is no applicable record date.

3.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	30 June 2013	30 June 2012
	(US$, in thousands)
Building	$32,188	$32,182
Machinery and equipment	25,734	18,356
Computer software	2,653	2,544
Furniture and fixtures	374	374
Construction in progress	91	5,615
Land	2,036	2,036
Leasehold improvements	88	32

	63,164	61,139
Less: accumulated depreciation and amortization	(17,058)	(8,625)

Property, plant and equipment, net	$46,106	$52,514

Construction in progress as of 30 June 2012 consisted primarily of amounts incurred in connection with machinery and equipment.

4.	Long-Term Debt

Long-term debt consists of the following:

	30 June 2013	30 June 2012
	(US$, in thousands)
6.00% Mortgage loans, due December 2031	$13,677	$14,033
6.00% Mortgage loans, due October 2020	3,322	3,588
12.85% Secured lending facility, due 2013	2,586	6,420
4.75% Bank term loans, due January 2021 through August 2021	1,701	1,874
5.00% Commonwealth of Pennsylvania financing authority loan, due January 2021	2,133	2,182
Other	452	668

	23,871	28,765
Less: current portion of long-term debt	3,826	5,655

Total long-term debt	$20,045	$23,110

Mortgage Loans

In October 2010, Unilife Cross Farm LLC, a wholly owned subsidiary of the Company, (“Cross Farm”) entered into a loan agreement with Metro Bank (“Metro”), pursuant to which Metro provided Cross Farm with two mortgage loans in the amounts of $14.25 million and $3.75 million. The proceeds received were used to finance the purchase of land and construction of the Company’s current corporate headquarters and manufacturing facility in York, Pennsylvania.

During construction, Cross Farm paid only interest on both term loans at the Prime Rate plus 1.50% per annum, with a floor of 4.50% per annum. Subsequent to construction, Cross Farm is paying principal and interest on both term loans, with interest at a fixed rate of 6.00%. The weighted average interest rate on both term notes was 6.00% and 5.38% during the years ended June 30, 2013 and 2012, respectively.

The loan agreement contains certain customary covenants, including the maintenance of a Debt Service Reserve Account in the amount of $2.4 million, classified as restricted cash on the consolidated balance sheet, which will remain in place until Cross Farm and Metro agree on the financial covenants. The terms of the loan agreement allow the Company to use the Debt Service Reserve Account to pay monthly debt service on the mortgage loans, so long as the balance in the account is at least $1.6 million and is replenished to $2.4 million every six months. The Company was in compliance with its debt covenants as of June 30, 2013. However, there can be no assurance that the Company will be able to maintain the Debt Service Reserve Account balance for a period of 12 months from June 30, 2013. Cross Farm may prepay the loan, but will incur a prepayment penalty of 2.0%, if it does so before October 2013. The U.S. Department of Agriculture has guaranteed $10.0 million of the loan.

Secured Lending Facility

In August 2011, the Company entered into a Master Lease Agreement with Varilease Finance, Inc. (“Varilease”) for up to $10.0 million of secured financing for production equipment for the Unifill syringe. Based on the Company’s continuing involvement throughout the term of the agreement and the integral nature of the production equipment, the transaction is being accounted for under the financing method. Over the term of the agreement, the Company will make 24 monthly installments based upon the amount drawn. This facility has an effective interest rate of 12.85%. At the end of the 24 month initial term, the Company has the option to (i) return the equipment; (ii) extend the term for 12 months followed by optional 6 month extensions terminable by either party; or (iii) repurchase the equipment for a price to be agreed upon by both lessor and lessee. The secured lending facility contains covenants and provisions for events of default customarily found in lease agreements.

Commonwealth of Pennsylvania Financing Authority Loan

In October 2009, the Company accepted a $5.45 million offer of assistance from the Commonwealth of Pennsylvania which included up to $2.25 million in financing for land and the construction of its current manufacturing facility. In December 2010, Cross Farm received the $2.25 million loan which bears interest at a rate of 5.00% per annum, matures in January 2021 and is secured by a third mortgage on the facility. In connection with the loan agreement, Cross Farm entered into an intercreditor agreement by which the Commonwealth of Pennsylvania agreed that it would not exercise its rights in the event of a default by Cross Farm without the consent of Metro, which holds the first and second mortgages on the facility.

5.	Share-Based Compensation

The following is a summary of activity related to stock options held by employees and directors during the year ended 30 June 2013:

	Number of Options	Weighted Average Exercise Price
Outstanding as of 1 July 2012	5,577,959	$4.30
Granted	660,000	2.56
Cancelled	(857,818)	5.02
Expired	(258,334)	1.85

Outstanding as of 30 June 2013	5,121,807	$4.08

Exercisable as of 30 June 2013	2,597,670	$3.61

The following is a summary of activity related to stock options and warrants held by persons other than employees and directors during the year ended 30 June 2013:

	Number of Options and Warrants	Weighted Average Exercise Price
Outstanding as of 1 July 2012	7,758,699	$7.74
Granted	1,736,988	2.91
Exercised	(1,599,320)	2.90
Expired	(3,637,430)	8.34

Outstanding as of 30 June 2013	4,258,937	$7.08

Exercisable as of 30 June 2013	3,258,937	$7.47

The following is a summary of activity related to restricted stock awards during the year ended 30 June 2013:

	Number of Restricted Stock Awards	Weighted Average Grant Date Fair Value
Unvested as of 1 July 2012	4,511,665	$4.86
Granted	2,720,525	3.13
Vested	(3,672,097)	4.95
Cancelled	(305,690)	4.90

Unvested as of 30 June 2013	3,254,403	$3.31

6.	Net loss per Share

The Company’s net loss per share is as follows:

	Year Ended 30 June
	2013	2012
	(US$, in thousands, except share and per share data)
Numerator
Net loss	$(63,198)	$(52,302)
Denominator
Weighted average number of shares used to compute basic net loss per share	81,165,773	67,449,286
Effect of dilutive options to purchase common stock	—	—

Weighted average number of shares used to compute diluted net loss per share	81,165,773	67,449,286

Basic and diluted net loss per share	$(0.78)	$(0.78)

7.	Net Tangible Assets per Security

	30 June 2013		30 June 2012
Net tangible assets per share	US$	0.25	US$	0.41
Net tangible assets per CDI	A$	0.04	A$	0.07

8.	Compliance Statement

This report is based on the financial statements to which one of the following applies.

☐	The financial statements have been audited.	☐	The financial statements have been supplied to review.

☒	The financial statements are in the process of being audited or subject to review.	☐	The financial statements have not yet been audited or reviewed.

JIM BOSNJAK
Chairman

Date: 30 August 2013